Exhibit 99.1

LumiraDx and CA Healthcare Acquisition Corp Revise Transaction Terms, Expanded Strategic Roadmap for Next-Generation Point-of-Care Diagnostics

•	Revised transaction terms adjust LumiraDx’s pro forma valuation for the combined group from $5 billion to $3 billion (excluding $115 million raised by CA Healthcare Acquisition Corp (“CAHC”) in its initial public offering).
•	Terms establish a more attractive entry point for investors, and a highly compelling investment thesis on an absolute and relative basis
•	Factors considered in revising the valuation include: the recent market environment for publicly traded diagnostic companies, general decline in COVID-19 testing market, and feedback from CAHC’s advisors and shareholders
•	LumiraDx has a roadmap of 10 new test approvals over the next 24 months on its platform, including Troponin, Flu/COVID, and TB.
•	LumiraDx recently updated 2021 revenue guidance range to $300-500 million and provided 2024 revenue guidance in the range of $1-1.25 billion.
•	The Boards of Directors of both LumiraDx and CAHC reaffirm their recommendation of the deal, which is expected to close in the fall of this year, subject to approval by the security holders of CAHC and LumiraDx and the satisfaction of customary closing conditions.
•	Upon closing, LumiraDx is expected to trade on Nasdaq under the ticker symbol "LMDX."

London, UK (August 20, 2021).--(BUSINESS WIRE)-- Today, LumiraDx, a next-generation point of care diagnostics testing company, and CA Healthcare Acquisition Corp (Nasdaq: CAHC), a special purpose acquisition company focused on investing in a growth-oriented healthcare company, announced they have revised the valuation of their previously announced transaction based on various considerations, including the recent market environment for publicly traded diagnostic companies, general market declines in COVID-19 testing volumes, and feedback from CA Healthcare advisors and shareholders. LumiraDx’s progress in rolling out its transformational platform, signing up customers in key geographies and expanding its testing menu, combined with the adjusted valuation, supports a highly compelling investment thesis for driving long-term shareholder value.

“LumiraDx is at the tipping point of driving a transformation in diagnostic testing. We are growing our presence in the point of care testing market across cardiovascular disease, diabetes, coagulation disorders and infectious disease and have a strong pipeline and go-to-market strategy for driving growth over the coming years,” said Ron Zwanziger, Chairman and CEO of LumiraDx. “Today’s announcement reflects our commitment to delivering significant upside potential and long-term value for both our current CAHC shareholders as well as future shareholders of LumiraDx.”

“LumiraDx’s next-generation point of care solutions provide a significant opportunity for our shareholders,” said Larry Neiterman, Chairman and CEO of CAHC. “Ron and his management team have decades of entrepreneurial success in innovative diagnostics businesses and the LumiraDx Platform and testing menu offer healthcare providers and other customer’s major advantages over traditional central labs. LumiraDx has a clear strategy for addressing the large and underpenetrated testing market to increase next-generation POC market share. We believe these qualities and the recent business progress, combined with an adjusted valuation, support a highly compelling investment thesis on an absolute and relative basis.”

Transaction Details

The new transaction terms adjust the pro forma enterprise value of LumiraDx (including CAHC) from $5 billion to $3 billion excluding any cash held in trust by CAHC. As previously announced, the combined group is expected to receive approximately $115 million of cash held in trust, assuming no redemptions of CAHC’s existing public stockholders. Upon closing of the transaction, LumiraDx‘s common shares are expected to trade on Nasdaq under the ticker symbol "LMDX." The transaction is currently expected to close in the fall of this year, subject to approval by the security holders of each of CAHC and LumiraDx and the satisfaction of customary closing conditions.

As previously stated, current LumiraDx shareholders will retain the entirety of their existing holdings in LumiraDx. The additional capital from CAHC’s cash held in trust, after any redemptions, together with cash from operations will provide growth capital to support increasing production, continued R&D activities and commercial and manufacturing expansion.

Additional information about the proposed transaction can be found with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Evercore Group, LLC and Raymond James & Associates, Inc. are serving as financial advisors to LumiraDx. BTIG, LLC is serving as financial advisor and capital markets advisor to CA Healthcare Acquisition Corp. Fried, Frank, Harris, Shriver & Jacobson LLP and Goodwin Procter LLP are serving as legal advisors to LumiraDx. Sidley Austin LLP is serving as legal advisor to CA Healthcare Acquisition Corp

Additional Information

Contacts

Media:

Travis Kruse, Ph.D.

tkruse@apcoworldwide.com

+1 949 648 7286

Investor:

Aman Patel, CFA

IR@lumiradx.com

443.450.4191

About LumiraDx

LumiraDx is a next-generation point of care diagnostics company that is transforming community-based healthcare. Founded in 2014, the company manufactures and commercializes an innovative diagnostic Platform that supports a broad menu of tests with lab comparable performance at the point of care. LumiraDx’s diagnostic testing solutions are being deployed by governments and leading healthcare institutions across laboratories, urgent care, physician offices, pharmacy, schools, and workplaces to screen, diagnose and monitor wellness as well as disease.  The company has on the market and in development 30+ tests covering infectious diseases, cardiovascular disease, diabetes and coagulation disorders, all on the LumiraDx Platform. In addition, the company has a comprehensive portfolio of fast, accurate and cost-efficient COVID-19 testing solutions from the lab to point of need.

Based in the UK with more than 1500 employees worldwide, LumiraDx is supported by institutional and strategic investors including the Bill & Melinda Gates Foundation, Morningside Ventures, U.S. Boston Capital Corporation, and Petrichor Healthcare Capital Management.

More information may be found at LumiraDx.com

About CA Healthcare Acquisition Corp.

CA Healthcare Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, visit www.cahcspac.com/.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or CAHC’s or LumiraDx’s future financial or operating performance. For example, projections of future revenue and other metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by CAHC and its management, and LumiraDx and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against CAHC, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the securityholders of CAHC or LumiraDx or to satisfy other conditions to closing; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet the Nasdaq’s listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of LumiraDx as a result of the announcement and consummation of the business combination; 7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers, manufacturers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that LumiraDx or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) LumiraDx’s estimates of its financial performance; and 12) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in CAHC’s Registration Statement on form S-1 filed with the Securities and Exchange Commission (“SEC”) on January 8, 2021 and the registration statement on Form F-4 and proxy statement/prospectus discussed below. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither CAHC nor LumiraDx undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Use of Projections

This press release contains financial forecasts of LumiraDx, namely LumiraDx’s projected revenue for 2021 and 2024. Neither LumiraDx’s independent auditors, nor the independent registered public accounting firm of CAHC, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this press release. These projections should not be relied upon as being necessarily indicative of future results. The projected financial information contained in this press release constitutes forward-looking information. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this press release, and the inclusion of such information in this press release should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

Additional Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, LumiraDX has filed with the SEC a registration statement on Form F-4 (the “Registration Statement”) containing a preliminary proxy statement of CAHC and a preliminary prospectus of LumiraDx, and after the registration statement is declared effective, CAHC will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. CAHC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about LumiraDx, CAHC and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of CAHC as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to CA Healthcare Acquisition Corp., 99 Summer Street, Suite 200 Boston, MA 02110.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Participants in the Solicitation

CAH and its directors and executive officers may be deemed participants in the solicitation of proxies from CAH’s shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in CAH is contained in the Registration Statement. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.

LumiraDx and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of CAH in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination is contained in the Registration Statement. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination when available.